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                     September 8, 2022

       Igor Gerasimov
       Chief Financial Officer, Executive Director
       Ozon Holdings PLC
       Arch. Makariou III, 2-4
       Capital Center, 9th floor
       1065, Nicosia, Cyprus

                                                        Re: Ozon Holdings PLC
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed May 2, 2022
                                                            File No. 001-39713

       Dear Mr. Gerasimov:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services